Runway Growth Finance Corp. Reports Fourth Quarter and Fiscal Year Ended 2023 Financial Results

Delivered Total and Net Investment Income of $39.2 million and $18.3 million, Respectively

Investment Portfolio of $1.0 billion

Conference Call Today, Thursday, March 7, 2024 at 5:00 p.m. ET

MENLO PARK, Calif., March 7, 2024—Runway Growth Finance Corp. (Nasdaq: RWAY) (“Runway Growth” or the “Company”), a leading provider of flexible capital solutions to late- and growth-stage companies seeking an alternative to raising equity, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2023.

Fourth Quarter 2023 Highlights

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Total investment income of $39.2 million
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Net investment income of $18.3 million, or $0.45 per share
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Net asset value of $13.50 per share
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Dollar-weighted annualized yield on debt investments of 16.9% for the quarter
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Eight investments completed in new and existing portfolio companies, representing $154.6 million in funded loans and other investments
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Aggregate proceeds of $63.4 million received from principal prepayments

2023 Fiscal Year Highlights

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Total investment portfolio at year-end 2023 of $1.0 billion at fair value, excluding US Treasury Bills
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Net investment income of $78.3 million, or $1.93 per share
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Net asset value (“NAV”) at 12/31/2023 of $547.1 million, or $13.50 per share
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Total investment fundings of $259.2 million: $83.5 million in four new portfolio companies and $175.7 million in 14 existing portfolio companies
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Low credit loss ratio of an average 14 basis points per year on a gross basis and an average 11 basis points per year on a net (debt and equity) basis, based on cumulative commitments since inception

First Quarter 2024 Distributions

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Declared first quarter 2024 regular dividend of $0.40 per share
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Declared first quarter 2024 supplemental dividend of $0.07 per share

“In 2023, Runway Growth drove shareholder return while taking a measured approach to portfolio management as we preserved industry-leading credit quality,” said Greg Greifeld, Acting Chief Executive Officer of Runway Growth, and Deputy Chief Investment Officer and Head of Credit of Runway Growth Capital. “Over the course of the year, Runway Growth expanded its return on equity by 33 basis points and ended the fourth quarter with eight investments in new and existing portfolio companies.”

Greifeld continued, “We are proud of our team’s thoughtful due diligence, consistent partnership with borrowers, and the momentum we delivered to end the year. We have applied a critical lens to evaluating our pipeline of opportunities, and are in a position to originate attractive investments that meet our high credit bar in the year ahead. Runway Growth is committed to generating shareholder value, which is reinforced by our strong and consistent base dividend and ongoing supplemental distributions.”

Fourth Quarter 2023 Operating Results

Total investment income for the quarter ended December 31, 2023 was $39.2 million, compared to $36.5 million for the quarter ended December 31, 2022.

Net investment income for the quarter ended December 31, 2023 was $18.3 million, or $0.45 per share, compared to $18.4 million, or $0.45 per share, for the quarter ended December 21, 2022.

The Company's dollar-weighted annualized yield on average debt investments for the quarter ended December 31, 2023, was 16.9%. The Company calculates the yield on dollar-weighted debt investments for any period measured as (1) total investment-related income during the period divided by (2) the daily average of the fair value of debt investments outstanding during the period.

Total operating expenses for the quarter ended December 31, 2023 were $20.9 million, compared to $18.1 million for the quarter ended December 31, 2022. The increase was driven by higher interest rates and increased financing expenses on borrowings.

Net realized loss on investments was $17.2 million for the quarter ended December 31, 2023, compared to a net realized loss of $2.0 million for the quarter ended December 31, 2022.

For the quarter ended December 31, 2023, net change in unrealized loss on investments was $5.9 million, compared to a net change in unrealized gain of $2.1 million for the comparable prior year period.

Portfolio and Investment Activity

As of December 31, 2023, Runway Growth’s investment portfolio had an aggregate fair value of approximately $1.0 billion and was comprised of approximately $978.5 million in term loans, 98.5% of which are senior secured loans and $46.5 million in warrants and other equity-related investments in 52 portfolio companies.

During the fourth quarter of 2023, Runway Growth completed eight investments in new and existing portfolio companies, representing $154.6 million in funded loans.

Total portfolio investment activity for the three and twelve months ended December 31, 2023, and 2022 was as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Beginning investment portfolio	$1,010,927	$910,169	$1,126,309	$729,516
Purchases of investments	94,937	229,899	200,464	622,719
Purchases of U.S. Treasury Bills	41,999	—	76,973	—
PIK interest	4,590	2,310	19,924	8,655
Sales and prepayments of investments	(63,407)	(16,000)	(289,078)	(159,144)
Scheduled repayments of investments	(285)	(2,488)	(7,331)	(9,754)
Sales and maturities of U.S. Treasury Bills	—	—	(35,000)	(45,000)
Amortization of fixed income premiums or accretion of discounts	1,350	2,287	8,682	6,863
Net realized gain (loss) on investments	(17,209)	(2,000)	(18,387)	(1,061)
Net change in unrealized gain (loss) on investments	(5,893)	2,132	(15,547)	(26,485)
Ending investment portfolio	$1,067,009	$1,126,309	$1,067,009	$1,126,309

Net Asset Value

As of December 31, 2023, net asset value (“NAV’”) per share was $13.50, compared to $14.22 as of December 31, 2022. Total net assets at the end of the quarter of 2023 was $547.1 million, down 5.0% from $576.1 million in the prior year period.

For the quarter ended December 31, 2023, net decrease in net assets resulting from operations was $4.8 million, or $0.12 per share, compared to a net increase in net assets of $18.5 million, or $0.46 per share, for the quarter ended December 31, 2022.

Liquidity and Capital Resources

As of December 31, 2023, the Company had approximately $281.0 million in available liquidity, including unrestricted cash and cash equivalents of $3.0 million and $278.0 million in available borrowing capacity under the Company’s credit facility, subject to existing terms, advance rates and regulatory and covenant requirements.

The Company ended the quarter with a core leverage ratio of approximately 95%, compared to 79% for the quarter ended September 30, 2023.

Distributions

On February 1, 2024, the Company’s board of directors declared a regular quarterly distribution of $0.40 per share for the first quarter of 2024, payable on February 28, 2024, to stockholders of record as of February 12, 2024. In addition, the Company’s board of directors declared a supplemental dividend of $0.07 per share for the first quarter of 2024 that is also payable on February 28, 2024, to stockholders of record as of February 12, 2024.

Share Repurchase Program

On November 2, 2023, the Company’s board of directors approved a share repurchase program (the “Share Repurchase Program”) under which the Company may repurchase up to $25.0 million of its outstanding common stock. Under the Share Repurchase Program, purchases may be made at management’s discretion from time to time in open-market transactions, in accordance with applicable securities laws and regulations.

Recent Developments

The Company evaluated events subsequent to December 31, 2023 through March 7, 2024, the date the consolidated financial statements were issued.

Effective January 1, 2024, the Company placed one loan to Mingle Healthcare Solutions, Inc. on non-accrual status, representing an outstanding principal of $4.3 million at a fair market value of $3.8 million as of December 31, 2023. The loan comprised 0.37% of the total fair value of the Company's investment portfolio, excluding U.S. Treasury Bills, as of December 31, 2023.

On February 14, 2024, the Company received a partial prepayment of $7.1 million from MarleySpoon SE on its senior secured loan.

On March 7, 2024, the Company and Cadma Capital Partners LLC entered into a Limited Liability Company Agreement to co-manage Runway-Cadma I LLC (the "Joint Venture"). The Joint Venture is expected to invest in various types of investments, including, but not limited to, first and second lien senior secured term loans, including delayed draw and multi-tranche loans, and secured revolving credit facilities.

Conference Call

Runway Growth will hold a conference call to discuss its fourth quarter and fiscal year ended December 31, 2023, financial results at 2:00 p.m. PT (5:00 p.m. ET) on Thursday, March 7, 2024. To participate in the conference call or webcast, participants should register online at the Runway Investor Relations website. The earnings call can also be accessed through the following links:

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Conference Call
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Webcast

A live webcast will be available in the investor section of the Company’s website, and will be archived for 90 days following the call.

About Runway Growth Finance Corp.

Runway Growth is a growing specialty finance company focused on providing flexible capital solutions to late- and growth-stage companies seeking an alternative to raising equity. Runway Growth is a closed-end investment fund that has elected to be regulated as a business development company under the Investment Company Act of 1940. Runway Growth is externally managed by Runway Growth Capital LLC, an established registered investment advisor that was formed in 2015 and led by industry veteran David Spreng. For more information, please visit www.runwaygrowth.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Runway Growth’s filings with the Securities and Exchange Commission. Runway Growth undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Important Disclosures

Strategies described involve special risks that should be evaluated carefully before a decision is made to invest. Not all of the risks and other significant aspects of these strategies are discussed herein. Please see a more detailed discussion of these risk factors and other related risks in the Company’s most recent annual Form 10-K report in the section entitled “Risk Factors”, which may be obtained on the Company’s website, www.runwaygrowth.com, or the SEC’s website, www.sec.gov.

IR Contacts:

Stefan Norbom, Prosek Partners, snorbom@prosek.com

Thomas B. Raterman, Acting President, Chief Financial Officer and Chief Operating Officer, tr@runwaygrowth.com

RUNWAY GROWTH FINANCE CORP.

Consolidated Statements of Assets and Liabilities

(In thousands, except share and per share data)

	December 31, 2023	December 31, 2022
Assets
Investments at fair value:
Non-control/non-affiliate investments at fair value (cost of $1,005,024 and $1,126,879, respectively)	$972,604	$1,114,935
Affiliate investments at fair value (cost of $58,861 and $4,551, respectively)	51,456	2,084
Control investments at fair value (cost of $950 and $19,172, respectively)	950	9,290
Investment in U.S. Treasury Bills at fair value (cost of $42,014 and $0, respectively)	41,999	—
Total investments at fair value (cost of $1,106,849 and $1,150,602, respectively)	1,067,009	1,126,309
Cash and cash equivalents	2,970	5,761
Interest and fees receivable	8,269	8,766
Other assets	905	930
Total assets	1,079,153	1,141,766
Liabilities
Debt:
Credit facility	272,000	337,000
2026 Notes	95,000	70,000
2027 Notes	152,250	152,250
Unamortized deferred debt costs	(9,172)	(10,293)
Total debt, less unamortized deferred debt costs	510,078	548,957
Incentive fees payable	12,500	8,808
Interest payable	6,764	6,221
Accrued expenses and other liabilities	2,740	1,728
Total liabilities	532,082	565,714
Net assets
Common stock, par value	414	414
Additional paid-in capital	605,110	605,774
Distributable earnings (losses)	(47,637)	(19,320)
Treasury stock	(10,816)	(10,816)
Total net assets	$547,071	$576,052

Shares of common stock outstanding ($0.01 par value, 100,000,000 shares authorized)	40,509,269	40,509,269
Net asset value per share	$13.50	$14.22

RUNWAY GROWTH FINANCE CORP.

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Investment income
From non-control/non-affiliate investments:
Interest income	$32,743	$33,515	$136,912	$95,264
Payment-in-kind interest income	4,667	2,310	20,083	5,558
Dividend income	318	318	1,279	1,338
Fee income	757	315	3,342	1,383
From affiliate investments:
Interest income	604	—	2,090	5
Payment-in-kind interest income	—	—	—	96
Fee income	—	—	15	8
From control investments:
Interest income	—	—	—	1,112
Payment-in-kind interest income	—	—	—	2,985
Other income	136	—	488	2
Total investment income	39,225	36,458	164,209	107,751
Operating expenses
Management fees	4,113	3,394	16,711	11,882
Incentive fees	4,052	4,592	19,046	13,183
Interest and other debt financing expenses	10,371	8,464	43,143	16,761
Professional fees	846	456	2,350	2,133
Administration agreement expenses	478	507	2,125	1,838
Insurance expense	223	210	1,028	1,016
Tax expense	614	290	664	291
Other expenses	211	185	867	851
Total operating expenses	20,908	18,098	85,934	47,955
Net investment income	18,317	18,360	78,275	59,796
Net realized and net change in unrealized gain (loss) on investments
Net realized gain (loss) on non-control/non-affiliate investments, including U.S. Treasury Bills	(196)	—	(1,374)	939
Net realized gain (loss) on control investments	(17,013)	(2,000)	(17,013)	(2,000)
Net realized gain (loss) on investments, including U.S. Treasury Bills	(17,209)	(2,000)	(18,387)	(1,061)
Net change in unrealized gain (loss) on non-control/non-affiliate investments, including U.S. Treasury Bills	(12,984)	(4,594)	(20,491)	(18,870)
Net change in unrealized gain (loss) on affiliate investments	741	(97)	(4,938)	(3,476)
Net change in unrealized gain (loss) on control investments	6,350	6,823	9,882	(4,139)
Net change in unrealized gain (loss) on investments, including U.S. Treasury Bills	(5,893)	2,132	(15,547)	(26,485)
Net realized and unrealized gain (loss) on investments	(23,102)	132	(33,934)	(27,546)
Net increase (decrease) in net assets resulting from operations	$(4,785)	$18,492	$44,341	$32,250
Net investment income per common share (basic and diluted)	$0.45	$0.45	$1.93	$1.46
Net increase (decrease) in net assets resulting from operations per common share (basic and diluted)	$(0.12)	$0.46	$1.09	$0.79
Weighted average shares outstanding (basic and diluted)	40,509,269	40,531,403	40,509,269	40,971,242